Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated May 29, 2026, with respect to the consolidated financial statements of Rocky Mountain Chocolate Factory, Inc. as of February 28, 2026 and 2025 and for each of the three years in the period ended February 28, 2026, included in the Annual Report on Form 10-K of Rocky Mountain Chocolate Factory, Inc. for the year ended February 28, 2026 filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Rocky Mountain Chocolate Factory, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick

Los Angeles, California

June 22, 2026